Exhibit 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2014 AND 2013

(UNAUDITED)

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating Revenues	$197,215	$219,199	$581,099	$602,371

Operating Expenses
Operation
Purchased power	37,962	37,314	123,771	105,996
Operation and maintenance	54,275	54,919	171,331	166,131
Transmission wholesale	25,802	28,659	65,777	65,994
Depreciation and amortization	16,151	32,549	48,537	85,047
Taxes - other than income taxes	24,685	23,856	65,429	62,120
Rate case disallowances	-	17,543	-	17,543
Total Operating Expenses	158,875	194,840	474,845	502,831
Operating Income	38,340	24,359	106,254	99,540

Other Income and (Deductions), net	3,758	4,280	12,296	14,152

Interest Charges, net
Interest on long-term debt	10,562	9,807	31,678	29,474
Other interest, net	35	(1,316)	(299)	(1,608)
	10,597	8,491	31,379	27,866
Amortization of debt expense and redemption premiums	368	360	1,114	1,072
Total Interest Charges, net	10,965	8,851	32,493	28,938

Income from Equity Investments	3,492	3,930	10,398	11,590

Income Before Income Taxes	34,625	23,718	96,455	96,344

Income Taxes	11,221	9,497	30,277	37,938

Net Income	$23,404	$14,221	$66,178	$58,406

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	September 30, 2014	September 30, 2013
Current Assets
Unrestricted cash and temporary cash investments	$75,140	$11,201
Restricted cash	1,651	1,887
Accounts receivable less allowance of $2,800 and $3,000, respectively	114,717	122,401
Unbilled revenues	42,035	38,296
Current regulatory assets	39,735	62,224
Materials and supplies, at average cost	4,756	4,593
Deferred income taxes	-	21,021
Refundable taxes	1,173	-
Prepayments	11,383	10,694
Current portion of derivative assets (Note A), (Note K)	6,861	9,063
Other current assets	86	1,493
Total Current Assets	297,537	282,873

Other Investments
Equity investment in GenConn (Note A)	114,305	126,609
Other	8,410	7,461
Total Other Investments	122,715	134,070

Net Property, Plant and Equipment	1,895,023	1,804,487

Regulatory Assets	348,194	622,915

Deferred Charges and Other Assets
Unamortized debt issuance expenses	6,030	6,350
Other long-term receivable	1,492	1,497
Derivative assets (Note A), (Note K)	21,945	45,759
Other	16,687	9,852
Total Deferred Charges and Other Assets	46,154	63,458

Total Assets	$2,709,623	$2,907,803

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	September 30, 2014	September 30, 2013
Current Liabilities
Line of credit borrowings	$-	$42,000
Accounts payable	74,315	76,179
Dividends payable	-	41,600
Accrued liabilities	31,108	18,008
Current regulatory liabilities	4,018	722
Deferred income taxes	20,114	-
Interest accrued	9,688	8,387
Taxes accrued	41,722	53,078
Current portion of derivative liabilities (Note A), (Note K)	23,404	26,915
Intercompany payable	-	24,500
Total Current Liabilities	204,369	291,389

Deferred Income Taxes	487,189	464,255

Regulatory Liabilities	128,368	194,429

Other Noncurrent Liabilities
Pension accrued	93,713	175,222
Other post-retirement benefits accrued	46,863	61,511
Derivative liabilities (Note A), (Note K)	59,948	175,662
Other	6,523	6,550
Total Other Noncurrent Liabilities	207,047	418,945

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized discount and premium	845,460	770,460

Common Stock Equity
Common stock	1	1
Paid-in capital	674,730	629,730
Retained earnings	162,459	138,594
Net Common Stock Equity	837,190	768,325

Total Capitalization	1,682,650	1,538,785

Total Liabilities and Capitalization	$2,709,623	$2,907,803

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash Flows From Operating Activities
Net income	$66,178	$58,406
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,651	86,119
Deferred income taxes	15,318	16,438
Pension expense	12,699	20,861
Allowance for funds used during construction (AFUDC) - equity	(5,614)	(6,737)
Undistributed (earnings) losses in equity investments	(10,400)	(11,590)
Rate case disallowances	-	17,543
Regulatory activity, net	24,269	11,038
Other non-cash items, net	(3,852)	(775)
Changes in:
Accounts receivable, net	(8,564)	(17,660)
Unbilled revenues	5,748	5,282
Prepayments	(9,022)	(8,095)
Accounts payable	(1,132)	(7,372)
Cash distributions from GenConn	10,404	7,704
Taxes accrued and refundable	28,471	21,989
Interest accrued	(1,814)	(2,560)
Accrued liabilities	11,244	(3,771)
Accrued pension	(18,273)	(31,640)
Accrued post-employment benefits	(478)	(537)
Other assets	(689)	(630)
Other liabilities	1,668	490
Total Adjustments	99,634	96,097
Net Cash provided by Operating Activities	165,812	154,503

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(91,600)	(124,437)
Cash distributions from GenConn	3,927	2,063
Changes in restriced cash	395	918
Deposits in New England East West Solution (NEEWS) (Note C)	(5,068)	(982)
Intercompany receivable	4,000	-
Net Cash (used in) Investing Activities	(88,346)	(122,438)

Cash Flows from Financing Activities
Line of credit borrowings (repayments), net	-	12,000
Payment of common stock dividend	(64,200)	(61,000)
Intercompany payable	-	26,500
Equity infusion	45,000	-
Other	-	80
Net Cash (used in) Financing Activities	(19,200)	(22,420)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	58,266	9,645
Balance at beginning of period	16,874	1,556
Balance at end of period	$75,140	$11,201

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$10,099	$9,372
Plant expenditures funded by deposits in NEEWS	$-	$(18,469)
Investment in NEEWS	$-	$18,469

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
September 30, 2014 and 2013
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of September 30, 2012	100	$1	$629,730	$164,880	$794,611

Net income				76,314	76,314
Cash dividends				(102,600)	(102,600)
Balance as of September 30, 2013	100	$1	$629,730	$138,594	$768,325

Net income				88,065	88,065
Cash dividends				(64,200)	(64,200)
Equity infusion			45,000		45,000
Balance as of September 30, 2014	100	$1	$674,730	$162,459	$837,190

The accompanying Notes to Financial Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(A)	BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a party to a joint venture with certain affiliates of NRG Energy, Inc. (NRG affiliates) pursuant to which UI holds 50% of the membership interests in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (collectively with GCE Holding LLC, GenConn) operates peaking generation plants in Devon, Connecticut (GenConn Devon) and Middletown, Connecticut (GenConn Middletown).

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the FERC and the PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, November 10, 2014.

Derivatives

UI is party to contracts that are derivatives.  The fair values of the gross derivative assets and liabilities as of September 30, 2014 and 2013 were as follows:

	September 30, 2014	September 30, 2013
	(In Thousands)
Gross derivative assets:
Current Assets	$6,861	$9,063
Deferred Charges and Other Assets	$21,945	$45,759

Gross derivative liabilties:
Current Liabilities	$23,404	$26,915
Noncurrent Liabilities	$59,948	$175,662

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act, the Connecticut Public Utilities Regulatory Authority (PURA) solicited bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between the selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(CL&P) execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  UI executed two of the contracts and CL&P executed the other two contracts.  The costs or benefits of each contract will be paid by or allocated to customers and will be subject to a cost-sharing agreement between UI and CL&P pursuant to which approximately 20% of the cost or benefit is borne by or allocated to UI customers and approximately 80% is borne by or allocated to CL&P customers.

PURA has determined that costs associated with these CfDs will be fully recoverable by UI and CL&P through electric rates, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion pursuant to the cost-sharing agreement noted above.  As of September 30, 2014, UI has recorded a gross derivative asset of $28.8 million ($6.7 million of which is related to UI’s portion of the CfD signed by CL&P), a regulatory asset of $61.2 million, a gross derivative liability of $83.4 million ($55.7 million of which is related to UI’s portion of the CfD signed by CL&P) and a regulatory liability of $6.6 million  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The unrealized (gains) and losses from fair value adjustments to these derivatives recorded in regulatory assets or regulatory liabilities for the three- and nine-month periods ended September 30, 2014 and 2013 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In Thousands)		(In Thousands)

Regulatory Assets - Derivative liabilities	$393	$(5,585)	$(81,623)	$(28,849)

Regulatory Liabilities - Derivative assets	$5,077	$-	$(6,616)	$-

The fluctuations in unrealized gains in the three- and nine-month periods ended September 30, 2014 compared to September 30, 2013 are primarily due to increases in forward prices for capacity and reserves as a result of ISO New England market rule changes.

Equity Investments

UI is party to a 50-50 joint venture with NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $114.3 million and $118.2 million as of September 30, 2014 and December 31, 2013, respectively.  As of September 30, 2014, there was approximately $0.1 million of undistributed earnings from UI’s equity investment in GenConn.

UI’s pre-tax income from its equity investment in GenConn was $3.5 million and $3.9 million for the three‑month periods ended September 30, 2014 and 2013, respectively.  UI’s pre-tax income from its equity investment in GenConn was $10.4 million and $11.6 million for the nine-month periods ending September 30, 2014 and 2013, respectively.

Cash distributions from GenConn are reflected as either distributions of earnings or as returns of capital in the operating and investing sections of the Consolidated Statement of Cash Flows, respectively.  UI received cash distributions from GenConn of $5.5 million during the three-month period ended September 30, 2014.  Due to timing, UI did not receive any cash distributions from GenConn during the three‑month period ended September 30, 2013.  During the nine-month periods ending September 30, 2014 and 2013, UI received cash distributions from GenConn of approximately $14.3 million and $9.8 million, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Regulatory Accounting

Unless otherwise stated below, all of UI’s regulatory assets earn a return.  UI’s regulatory assets and liabilities as of September 30, 2014 and 2013 included the following:

	Remaining Period	September 30, 2014	September 30, 2013
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$-	$238,868
Unamortized redemption costs	7 to 19 years	10,700	11,502
Pension and other post-retirement benefit plans	(b)	137,636	234,302
Income taxes due principally to book-tax difference	(c)	155,191	-
Contracts for differences	(d)	61,163	147,726
Deferred transmission expense	(e)	3,272	10,744
Excess generation service charge	(f)	-	8,228
Storm costs	(g)	-	15,797
Other	(h)	19,967	17,972
Total regulatory assets		387,929	685,139
Less current portion of regulatory assets		39,735	62,224
Regulatory Assets, Net		$348,194	$622,915

Regulatory Liabilities:
Accumulated deferred investment tax credits	29 years	$4,355	$4,502
Income taxes due principally to book-tax differences	(c)	-	57,828
Deferred gain on sale of property	(a)	-	37,933
Excess generation service charge		25,296	-
Middletown/Norwalk local transmission network service collections	35 years	20,972	21,545
Asset removal costs	(h)	69,174	64,304
Contracts for differences	(d)	6,608	-
Other	(h)	5,981	9,039
Total regulatory liabilities		132,386	195,151
Less current portion of regulatory liabilities		4,018	722
Regulatory Liabilities, Net		$128,368	$194,429

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Balances are fully offset by amounts primarily included in income taxes, due principally to book-tax differences.  Total CTA costs recovery and stranded cost amortization are complete.  As a result of the outcome of UI’s 2013 distribution rate request, PURA approved UI’s proposed rate treatment to leave CTA rates unchanged until January 1, 2014 at which point the charge ended.  The remaining balances were eliminated.  See Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Other Proceedings” for additional information.
(b) Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) “Pension and Other Benefits” for additional information.
(c) Amortization period and/or balance vary depending on the nature and/or remaining life of the underlying assets/liabilities; balances contain regulatory liabilities related to the CTA as well as regulatory assets not related to the CTA.  Due to the end of the CTA charge, the CTA regulatory liabilities are classified as current regulatory liabilities as of December 31, 2013 and the regulatory assets not related to the CTA are reclassified as long-term regulatory assets.
(d) Asset life is equal to delivery term of related contracts (which vary from approximately 6 - 13 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K); amount, which does not earn a return, is fully offset by corresponding derivative asset/liability.  See “–Contracts for Differences” discussion above for additional information.
(e) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(f) Regulatory asset or liability which defers generation-related and nonbypassable federally mandated congestion costs or revenues for future recovery from or return to customers.  Amount fluctuates based upon timing differences between revenues collected from rates and actual costs incurred.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(g) Storm costs include accumulated costs for major storms occurring from January 2009 forward. See Note (C) “Regulatory Proceedings – Rates” for a discussion of the recovery of these costs.
(h) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities; asset amount includes decoupling ($5.5 million) and certain other amounts that are not currently earning a return.  See Note (C) “Regulatory Proceedings for a discussion of the decoupling recovery period.

Variable Interest Entities

We have identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UIL Holdings is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG affiliates.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, our exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of our 50% ownership position in GenConn and through “Income from Equity Investments” in UIL Holdings’ Consolidated Financial Statements.  Such exposure to loss cannot be determined at this time.  For further discussion of GenConn, see “–Equity Investments” as well as Note (C) “Regulatory Proceedings – Equity Investment in Peaking Generation.”

We have identified the selected capacity resources with which UI has CfDs as VIEs and have concluded that UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these capacity resources.   As such, we have not consolidated the selected capacity resources.  UI’s maximum exposure to loss through these agreements is limited to the settlement amount under the CfDs as described in “–Derivatives – Contracts for Differences (CfDs)” above; however any such losses are fully recoverable through electric rates.  UI has no requirement to absorb additional losses nor has UI provided any financial or other support during the periods presented that were not previously contractually required.

We have identified the entities for which UI is required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) as VIEs.  In assessing these contracts for VIE identification and reporting purposes, we have aggregated the contracts based on similar risk characteristics and significance to UI.  UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these entities.  UI’s exposure to loss is primarily related to the purchase and resale of the RECs, but, any losses incurred are recoverable through electric rates.  For further discussion of RECs, see Note (C) “Regulatory Proceedings – New Renewable Source Generation.”

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition.  ASU 2014-09 requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively.  We are currently evaluating the effect that adopting this new accounting guidance will have on our consolidated financial statements.

(B)	CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no par value, outstanding as of September 30, 2014 and 2013.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(C)	REGULATORY PROCEEDINGS

Rates

On February 15, 2013, UI filed an application to amend its existing distribution rate schedules for two rate years.  On August 14, 2013, PURA issued a decision (the August Decision) which became effective on that date and which, among other things, increased the UI distribution and CTA allowed return on equity (ROE) from 8.75% to 9.15%, continued UI’s existing earnings sharing mechanism by which UI and customers share on a 50/50 basis all distribution earnings above the allowed ROE in a calendar year, continued the existing decoupling mechanism, and approved the establishment of the requested storm reserve.  Additionally, the August Decision disallowed approximately $22 million related to deferred storm costs and capital costs related to UI’s recently constructed administrative and operations buildings.  As a result of these disallowances and other adjustments related to the rate proceeding, we recorded a one-time pre-tax write off of $17.5 million related to UI in the third quarter of 2013.

On December 16, 2013, PURA issued a final decision on UI’s Petition for Reconsideration of the August Decision.  The final decision on the reconsideration restored approximately $6.8 million of deferred storm costs and approximately $2.7 million of capital costs related to UI’s recently constructed administrative and operations buildings which had been disallowed in the August Decision.  As a result, we recorded a one-time pre-tax adjustment of approximately $9.2 million in the fourth quarter of 2013 to reverse such amounts written off in the third quarter of 2013 as a result of the August Decision.  The resulting storm regulatory asset allowed for recovery totaled approximately $45 million.  As a result of PURA’s final decision in UI’s final CTA reconciliation proceeding, the remaining storm regulatory asset was offset against the remaining CTA and Connecticut Yankee DOE litigation regulatory liabilities.  See Note “–Electric Distribution and Transmission – Other Proceedings” for additional information.

Power Supply Arrangements

UI has wholesale power supply agreements in place for its entire standard service load for all of 2014, for 70% of its standard service load for the first half of 2015 and 30% for the second half of 2015.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt were to fall below investment grade.  If UI’s credit rating were to decline one rating at Standard & Poor’s or two ratings at Moody’s and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings at Standard & Poor’s and three ratings at Moody’s to fall below investment grade.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such an event had occurred as of September 30, 2014 UI would have had to post an aggregate of approximately $9.7 million in collateral.

New Renewable Source Generation

Under Connecticut Public Act No. 11-80, “An Act Concerning the Establishment of the Department of Energy and Environmental Protection and Planning for Connecticut's Energy Future” (PA 11-80), Connecticut electric utilities are required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) from renewable generators located on customer premises.  Under this program, UI is required to enter into contracts totaling approximately $200 million in commitments over an approximate 21-year period.  The obligations will phase in over a six-year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million per year after all selected projects are online.  Upon purchase, UI accounts for the RECs as inventory.  UI expects to partially mitigate the cost of these contracts through the resale of the RECs.  PA 11-80 provides that the remaining costs (and any benefits) of these contracts, including any gain or loss resulting from the resale of the RECs, are fully recoverable from (or credited to) customers through electric rates.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

On October 23, 2013, PURA approved UI’s renewable connections program filed in accordance with PA 11-80, through which UI would develop up to 10 MW of renewable generation.  UI’s proposed budget of $35.0 million to develop the initial 7.8 MW has been approved by PURA.  The costs for this program would be recovered on a cost of service basis.  In its approval, PURA established a base ROE to be calculated as the greater of:  (A) the current UI authorized distribution ROE plus 25 basis points and (B) the current authorized distribution ROE for CL&P, less target equivalent market revenues (reflected as 25 basis points).  In addition, UI will retain a percentage of the market revenues from the project, which percentage is expected to equate to approximately 25 basis points on a levelized basis over the life of the project.

Section 6 of Connecticut Public Act 13-303, “An Act Concerning Connecticut’s Clean Energy Goals,” (PA 13-303), authorized DEEP to direct Connecticut’s electric distribution companies, including UI, to enter into contracts for energy and/or RECs from Class I renewable resources in a quantity of up to 4% of the electric distribution companies’ distribution load.  On July 8, 2013, DEEP issued a request for proposals (RFP), and directed UI and CL&P to enter into power purchase agreements with the winning bidders.  On September 19, 2013, UI entered into contracts with two of the winning bidders, totaling approximately 3.5% of UI’s distribution load, which were subsequently approved by PURA.  Costs of each of these agreements will be fully recoverable through electric rates.  On December 18, 2013, Allco Finance Limited, an unsuccessful bidder in the RFP, filed a complaint against DEEP in the United States District Court in Connecticut alleging that DEEP’s direction to UI and CL&P to enter into the contracts violated the Supremacy Clause of the U.S. Constitution and the Federal Power Act by setting wholesale electricity rates.  UI is not a party to the litigation.

Section 8 of PA 13-303 authorized DEEP to direct Connecticut’s electric distribution companies, including UI, to enter into contracts for energy and/or RECs from biomass, landfill gas and small hydro projects that qualify as Connecticut Class I renewable resources in a quantity up to 4% of the electric distribution companies’ distribution load.  At the direction of DEEP, in January 2014, UI entered into three contracts for the purchase of RECs associated with an aggregate of 5.7 MW of energy production from biomass plants in New England, which were subsequently approved by PURA.  PA 13‑303 provides that costs of any such agreements will be fully recoverable through electric rates.

Transmission

PURA decisions do not affect the revenue requirements determination for transmission, including the applicable return on equity (ROE), which are within the jurisdiction of the FERC.  For 2014, UI is estimating an overall allowed weighted-average ROE for its transmission business in the range of 12.0% to 12.2%.  This range includes the impact of the FERC order issued on October 16, 2014 and excludes any impacts of the reserve adjustment, both of which are discussed below.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Counsel, filed a joint complaint (Initial Complaint) with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE used in calculating formula rates for transmission service under the ISO-NE Open Access Transmission Tariff by the New England transmission owners  of 11.14% is not just and reasonable and seeking a proposed reduction of the base ROE to 9.20% to be effective October 1, 2011.  A refund period of October 1, 2011 through December 31, 2012 (refund period) was established.

On August 6, 2013, the presiding Administrative Law Judge issued an initial decision finding that the existing base ROE was unjust and unreasonable, and that the just and reasonable base ROE is 10.6% for the refund period and 9.7% for the period after a final opinion is issued by the FERC, prior to any adjustments that may be applied by the FERC in a final order based on the change in 10-year U.S. Treasury Bond rates from the date hearings closed to the date of the FERC’s order.  We recorded a reserve for the refund period related to the Initial Complaint of $2.6 million pre-tax during the third quarter of 2013 based upon our assessment of the ultimate outcome of the proceeding.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

In December 2012, various additional parties filed a complaint with the FERC against several New England transmission owners, including UI, seeking a proposed reduction of the base ROE to 8.70%, effective December 27, 2012 (Second Complaint).

On June 19, 2014, FERC issued an order (June Order) in the Initial Complaint, tentatively finding that the just and reasonable base ROE for the New England transmission owners’ tariff is 10.57%.  In the June Order, FERC adopted a new method for determining cost of equity, changing from a one-step discounted cash flow (DCF) methodology to a two-step DCF, which includes a long-term growth component.  FERC also discontinued its past practice of adjusting the ROE to reflect changes in U.S. Treasury bond yields from the date of closing of the evidentiary record to the date of FERC decision.  In addition, FERC determined that it was inappropriate for the Administrative Law Judge to establish two separate ROEs, ordering that the final ROE, once determined, would apply to the refund period and prospectively.

The June Order applied the two-step DCF methodology, using an assumed long-term growth rate based on the Gross Domestic Product, to tentatively find that the zone of reasonableness for the New England transmission owners is 7.03% to 11.74%.  Within that tentative zone of reasonableness, FERC found that, taking into account the unusual capital market conditions, the just and reasonable base ROE for the New England transmission owners’ tariff should be set halfway between the midpoint of the zone of reasonableness and the top of the zone of reasonableness, which, based on the record thus far in the proceeding, is 10.57%.   In connection with the application of the two-step DCF method, FERC established a paper hearing process following which FERC confirmed in its order on October 16, 2014 (October Order) that the Gross Domestic Product was the appropriate long-term growth rate to be used when calculating the base ROE.  Also in the October Order, the FERC set the New England transmission owners base ROE at 10.57% with a total or maximum ROE including incentives not to exceed 11.74%, for both the refund period and going forward effective on October 16, 2014.

Also on June 19, 2014, FERC announced it would institute hearing and settlement judge procedures in the Second Complaint.  FERC determined there would be a 15-month refund period beginning December 27, 2012.  If settlement procedures are unsuccessful and this complaint is litigated, a final FERC order would likely be issued in 2016.  On October 21, 2014, the Settlement Judge recommended termination of settlement proceedings as the parties had indicated that they are at an impasse.

On July 21, 2014, the New England transmission owners filed a request for clarification or rehearing, and the state complainants and others filed a request for rehearing, of various issues in the FERC order on the Initial Complaint, and the New England transmission owners filed a request for clarification or rehearing of the order on the Second Complaint.

On July 31, 2014, complainants in the Initial Complaint and the Second Complaint filed an additional complaint (Third Complaint) with the FERC against the New England transmission owners, alleging that the current base ROE of 11.14% is not just and reasonable, and that under the new FERC two-step DCF methodology, the base ROE should be set at 8.84% or no more than 9.44%, the midpoint of the zone of reasonableness calculated by their consultant.  The Third Complaint argues that the FERC should not follow its June 19, 2014 Order setting the ROE at halfway between the midpoint and the top of the zone of reasonableness because financial market conditions are not anomalous.  The complainants have requested a 15-month refund period beginning July 31, 2014, and also ask for a determination that the top of the zone of reasonableness caps the ROE for each individual project.

During the third quarter, we updated our assessment based upon the most recent information available.  Although we cannot predict the outcome of the proceedings involving the Second and Third Complaints, we have recorded reserves relating to potential refunds to customers, recording an additional pre-tax reserve of $5.3 million during the third quarter of 2014.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project (GSRP), which was fully energized in November 2013, (2) the Interstate Reliability Project (IRP), which is expected to be placed in service in late 2015 and (3) the Central Connecticut Reliability Project (CCRP), which is being reassessed as part of the Greater Hartford Central Connecticut Study (GHCC). As CL&P places assets in service, it will transfer title to certain NEEWS transmission assets to UI in proportion to UI’s investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement (O&M Agreement) with UI.  Any termination of the Agreement pursuant to its terms would have no effect on the assets previously transferred to UI.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific NEEWS transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the originally proposed Connecticut portions of the NEEWS projects.  Based upon the current projected costs, UI’s investment rights in GSRP and IRP would be approximately $45 million.  In July 2014, ISO-NE presented the preferred GHCC transmission solutions to its Planning Advisory Committee.   UI is awaiting the final ISO-NE GHCC transmission solution report, expected in the fourth quarter of 2014, to determine the impact on UI’s aggregate investment in NEEWS.

Deposits associated with NEEWS are recorded as assets at the time the deposit is made and they are reported in the ‘Other’ line item within the Deferred Charges and Other Assets section of the consolidated balance sheet.   When title to the assets is transferred to UI, the amount of the corresponding deposit is reclassified from other assets to plant-in-service on the balance sheet and shown as a non-cash investing activity in the consolidated statement of cash flows.

As of September 30, 2014, UI had made aggregate deposits of $40.2 million under the Agreement since its inception, with assets valued at approximately $24.6 million having been transferred to UI, as follows:  In September 2012, CL&P transferred approximately $6.2 million of transmission assets associated with the GSRP, and in February 2013, CL&P transferred approximately $18.4 million of transmission assets, representing the remaining portion of the GSRP.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $0.5 million and $0.3 million in the three-month periods ended September 30, 2014 and 2013, respectively.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $1.2 million in each of the nine-month periods ended September 30, 2014 and 2013.

Equity Investment in Peaking Generation

UI is party to a 50-50 joint venture with NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  The two peaking generation plants, GenConn Devon and GenConn Middletown, are both participating in the ISO-New England markets.  PURA has approved revenue requirements for the period from January 1, 2014 through December 31, 2014 of $30.8 million and $37.5 million for GenConn Devon and GenConn Middletown, respectively.  In addition, PURA has ruled that GenConn project costs incurred that were in excess of the proposed costs originally submitted in 2008 were prudently incurred and are recoverable.  Such costs are included in the determination of the 2014 approved revenue requirements.

GenConn filed a revenue requirements request with PURA on June 25, 2014, seeking approval of its 2015 revenue requirements for the period commencing January 1, 2015 for both the GenConn Devon and GenConn Middletown facilities.  A final decision on this request is expected by the end of 2014.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Other Proceedings

On October 2, 2014, PURA issued a draft decision in a docket addressing UI’s semi-annual Generation Service Charge (GSC), bypassable federally mandated congestion charge and the nonbypassable federally mandated congestion charge reconciliations.  PURA’s draft decision, for which UI has filed written exceptions and will present oral arguments, if adopted without change as the final decision, would allow for recovery of $8.3 million of the $11.3 million request included in UI’s filing for the reconciliation of certain revenues and expenses relating to the period from 2004 through 2013 and result in UI recording a pre-tax write-off of approximately $3.1 million during the fourth quarter of 2014.

On October 20, 2014, PURA issued a draft decision in UI’s final CTA reconciliation proceeding.  Based upon our assessment, we believe that it is probable that the final decision will result in the extinguishment of all remaining CTA balances and, as such, we have eliminated the CTA balances as of September 30, 2014.  In addition, the draft decision allowed for the application of an approximate $8.2 million remaining CTA regulatory liability as well as an approximate $12.0 million regulatory liability related to the Connecticut Yankee DOE litigation against the storm regulatory asset balance.  The remaining regulatory liability balance was applied to the GSC “working capital allowance” and will be returned to customers through the nonbypassable federally mandated congestion charge.

(D)	SHORT‑TERM CREDIT ARRANGEMENTS

As of September 30, 2014, UI did not have any borrowings outstanding under the revolving credit agreement, which will expire on November 30, 2016, entered into by and among UIL Holdings and its regulated subsidiaries including UI (the Credit Facility).  Available credit under the Credit Facility at June 30, 2014 totaled $250 million for UI.  UI records borrowings under the Credit Facility as short‑term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration, thus affording UI flexibility in managing its working capital requirements.

(E)	INCOME TAXES

Differences in the treatment of certain transactions for book and tax purposes cause UI’s overall effective tax rate to differ from the statutory tax rate.  In accordance with ASC 740, we use an estimated annual effective tax rate approach to calculate interim period income tax expense for ordinary income.

Income tax expense decreased $7.7 million for the first nine months of 2014, as compared to the first nine months of 2013 due primarily to a lower annualized effective tax rate.  The annualized effective tax rate decreased from 39.2% for the nine months ended September 30, 2013 to 31.4% for the nine months ended September 30, 2014 due primarily to the absence in 2014 of non-normalized CTA amortization as well as favorable changes in state flow through depreciation.  Income tax expense for the quarter increased $1.7 million versus the prior year, from $9.5 million for the three months ended September 30, 2013 to $11.2 million for the three months ended September 30, 2014 due primarily to higher pre-tax income partially offset by a lower effective tax rate due to the absence in 2014 of non-normalized CTA amortization.

(G)	PENSION AND OTHER BENEFITS

During the nine-month period ended September 30, 2014, UI made contributions of $18.0 million.  No further contributions are expected during the remainder of 2014.

The following table represents the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) as well as the actuarial weighted-average assumptions used in calculating net periodic benefit cost for the three- and six month periods ended September 30, 2014 and 2013:

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Three Months Ended September 30,
	Pension Benefits				Other Post-Retirement Benefits
	2014		2013		2014		2013
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,467		$1,994		$251		$308
Interest cost	5,791		5,340		895		843
Expected return on plan assets	(6,968)		(6,589)		(454)		(397)
Amortization of:
Prior service costs	66		150		9		(13)
Actuarial (gain) loss	3,146		4,886		32		497
Settlements (1)	-		632		-		-
Net periodic benefit cost	$3,502		$6,413		$733		$1,238

	Nine Months Ended September 30,
	Pension Benefits				Other Post-Retirement Benefits
	2014		2013		2014		2013
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$4,401		$5,982		$753		$924
Interest cost	17,373		16,020		2,685		2,529
Expected return on plan assets	(20,904)		(19,767)		(1,362)		(1,191)
Amortization of:
Prior service costs	198		450		27		(39)
Actuarial (gain) loss	9,438		14,658		96		1,491
Settlements (1)	-		632				-
Net periodic benefit cost	$10,506		$17,975		$2,199		$3,714

	Three and Nine Months Ended September 30,
	Pension Benefits				Other Post-Retirement Benefits
	2014		2013		2014		2013
Discount rate	4.90%-5.20%		4.00%-4.25%		5.20%		4.25%
Average wage increase	3.80%		3.80%		N/	A	N/	A
Return on plan assets	8.00%		8.00%		8.00%		8.00%
Composite health care trend rate (current year)	N/	A	N/	A	7.00%		7.50%
Composite health care trend rate (2018 forward)	N/	A	N/	A	5.00%		5.00%

(1)	Reflects settlement charges resulting from a distribution to a former employee upon retirement
N/A – not applicable

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(H)	RELATED PARTY TRANSACTIONS

UI received cash distributions from GenConn of $5.5 million during the three-month period ended September 30, 2014.  Due to timing, UI did not receive any cash distributions from GenConn during the three‑month period ended September 30, 2013.  During the nine-month periods ending September 30, 2014 and 2013, UI received cash distributions from GenConn of approximately $14.3 million and $9.8 million, respectively.

Inter-company Transactions

UI receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries. Costs of the services that are allocated amongst UI and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  As of September 30, 2014 and 2013, the Balance Sheet reflects inter-company receivables of $4.8 million and $0.9 million, respectively, and inter-company payables of $5.9 million and $9.2 million, respectively.

Dividends/Capital Contributions

In 2014 and 2013, UI made wire transfers to UIL Holdings on a quarterly basis in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the nine months ended September 30, 2014 and 2013, UI accrued and paid dividends to UIL Holdings of $64.2 million and $102.6 million, respectively.

(J)	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we are involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management’s assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, we accrue a reserve and disclose the reserve and related matter.  We disclose material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, we cannot assure you that our assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on our results of operations or cash flows.

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company, an inactive nuclear generating company (Connecticut Yankee), the carrying value of which was $0.2 million as of September 30, 2014.  Connecticut Yankee has completed the physical decommissioning of its generation facilities and is now engaged primarily in the long-term storage of its spent nuclear fuel. Connecticut Yankee collects its costs through wholesale FERC-approved rates from UI and several other New England utilities.  UI recovers these costs from its customers through electric rates.

On May 1, 2013, Connecticut Yankee filed an application with FERC to, among other things, reduce its rates and eliminate future decommissioning funding requirements for its owners, using the United States Department of Energy (DOE) damage award, discussed below.  On June 27, 2013, FERC issued a final decision which approved both the proposed rate reduction and the elimination of future decommissioning funding requirements.  As a result, UI’s obligation and corresponding regulatory asset were eliminated at that time.

DOE Spent Fuel Litigation

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 spent fuel and high level waste disposal contract between Connecticut Yankee and the DOE.  In September 2010, the court issued its decision and awarded Connecticut Yankee damages of $39.7 million

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

for its spent fuel-related costs through 2001, which was affirmed in May 2012.  Connecticut Yankee received payment of the damage award and, in light of its ownership share, in July 2013 UI received approximately $3.8 million of such award which was credited back to customers through the CTA.

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In November 2013, the court issued a final judgment, which was not appealed, awarding Connecticut Yankee damages of $126.3 million.  In light of its ownership share, in June 2014, UI received approximately $12.0 million of such award which was applied, in part, against the remaining storm regulatory asset balance.  The remaining regulatory liability balance was applied to the GSC “working capital allowance” and will be returned to customers through the nonbypassable federally mandated congestion charge.  See Note (C) “Regulatory Proceedings – Electric Distribution and Transmission – Other Proceedings” for additional information.

In August 2013, Connecticut Yankee filed a third set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2009.

Environmental Matters

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, we may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of our subsidiaries.  Significant environmental issues known to us at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In 2000, UI conveyed a former generation site on the Mill River in New Haven (English Station) to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the English Station site into compliance with applicable environmental laws.  As of September 30, 2014, approximately $0.1 million of the escrow fund remained.  In 2006, QE sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  In January 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating and remediation of hazardous substances at the English Station site and (ii) an order directing UI to investigate and remediate the site.  In May 2012, UI filed an answer and counterclaims.  In July 2012, Evergreen Power and Asnat filed a motion for partial summary judgment with respect to UI’s liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act, which was denied without prejudice.  In December 2013, Evergreen and Asnat filed a subsequent lawsuit in Connecticut state court seeking among other things: (i) remediation of the property; (ii) reimbursement of remediation costs; (iii) termination of UI’s easement rights; (iv) reimbursement for costs associated with securing the property; and (v) punitive damages.  UI believes the claims are without merit.  UI’s knowledge of the current conditions at the English Station site is insufficient for it to make a reliable update of the original $1.9 million remediation estimate.  Management cannot presently assess the potential financial impact, if any, of the suits, and thus has not recorded a liability related to it and no amount of loss, if any, can be reasonably estimated at this time.

On April 8, 2013, DEEP issued an administrative order addressed to UI, QE, Evergreen Power, Asnat and others, ordering the parties to take certain actions related to investigating and remediating the English Station site.  Mediation of the matter began in the fourth quarter of 2013 and is on-going.  At this time, management cannot predict the financial impact on UI of the DEEP order or other matters relating to this site and no amount of loss, if any, can be reasonably estimated at this time.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

 In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission‑related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.  In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice, reducing UI’s estimate of the general contractor’s claims to approximately $7.7 million, exclusive of the contractor’s claims for interest, costs, and attorneys’ fees.    UI also pursued an indemnification claim against the general contractor for the payments made in settlement to the two subcontractors.

On September 3, 2013, a Memorandum of Decision was issued by the court finding for UI on all claims but one related to certain change orders, and ordering UI to pay the Contractor approximately $1.3 million.  The decision also found against UI on the indemnification claims.  On October 22, 2013, the general contractor filed an appeal of the Court’s ruling.  UI expects to recover any amounts paid to resolve the contractor and subcontractor claims through UI’s transmission revenue requirements.

On April 30, 2013, an affiliate of the general contractor for the Middletown/Norwalk Transmission Project, purporting to act as a shareholder on behalf of UIL Holdings, filed a complaint against the UIL Holdings Board of Directors alleging that the directors breached a fiduciary duty by failing to undertake an independent investigation in response to a letter from the affiliate asking for an investigation regarding alleged improper practices by UI in connection with the Middletown/Norwalk Transmission Project.  On October 25, 2013, the court granted the defendants’ motion to dismiss the complaint. On November 15, 2013, the plaintiff filed an appeal of the court order in the Connecticut Appellate Court, which remains pending.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)
(K)	FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth the fair value of our financial assets and liabilities, other than pension benefits and other postretirement benefits, as of September 30, 2014 and 2013.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
September 30, 2014	(In Thousands)
Assets:
Derivative assets	$-	$-	$28,806	$28,806
Supplemental retirement benefit trust life insurance policies	-	8,259	-	8,259
	$-	$8,259	$28,806	$37,065

Liabilities:
Derivative liabilities	$-	$-	$83,352	$83,352
Long-term debt	-	942,911	-	942,911
	$-	$942,911	$83,352	$1,026,263

Net fair value assets/(liabilities), September 30, 2014	$-	$(934,652)	$(54,546)	$(989,198)

September 30, 2013
Assets:
Derivative assets	$-	$-	$54,822	$54,822
Supplemental retirement benefit trust life insurance policies	-	7,317	-	7,317
	$-	$7,317	$54,822	$62,139

Liabilities:
Derivative liabilities	$-	$-	$202,577	$202,577
Long-term debt	-	844,326	-	844,326
	$-	$844,326	$202,577	$1,046,903

Net fair value assets/(liabilities), September 30, 2013	$-	$(837,009)	$(147,755)	$(984,764)

Fair value measurements categorized in Level 3 of the fair value hierarchy are prepared by individuals with expertise in valuation techniques, pricing of energy and energy-related products, and accounting requirements.  The derivative assets consist primarily of CfDs.  The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the September 30, 2014 or September 30, 2013 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  We believe this methodology provides the most reasonable estimates of the amount of future discounted cash flows associated with the CfDs.  Additionally, on a quarterly basis, we perform analytics to ensure that the fair value of the derivatives is consistent with changes, if any, in the various fair value model inputs.  Additional quantitative information about Level 3 fair value measurements is as follows:

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)
	Unobservable Input	Range at September 30, 2014	Range at September 30, 2013

Contracts for differences	Risk of non-performance	0.00% - 0.64%	0.33% - 0.92%
	Discount rate	1.78% - 2.64%	2.02% - 2.83%
	Forward pricing ($ per MW)	$3.15 - $14.59	$1.40 - $9.83

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of September 30, 2014 and 2013 in the active markets for the various funds within which the assets are held.

Long-term debt is carried at cost on the consolidated balance sheet.  The fair value of long-term debt as displayed in the table above is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the nine-month period ended September 30, 2014.

Nine Months Ended September 30, 2014
(In Thousands)

Net derivative assets/(liabilities), December 31, 2013	$(142,786)
Unrealized gains and (losses), net	88,240
Net derivative assets/(liabilities), September 30, 2014	$(54,546)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of September 30, 2014	$88,240

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the CfDs for the nine-month period ended September 30, 2014.  The amounts offset the net CfDs liabilities included in the derivative liabilities detailed above.

Nine Months Ended September 30, 2014

(In Thousands)

Net regulatory assets/(liabilities), December 31, 2013	$142,786
Unrealized (gains) and losses, net	(88,240)
Net regulatory assets/(liabilities), September 30, 2014	$54,546